THIRD AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST CUSTODY AGREEMENT

THIS THIRD AMENDMENT effective as of April 25, 2017, to the Custody Agreement, dated as of October 8, 2014, as amended October 1, 2015 and  October 1, 2016 (the "Agreement"), is entered into by and between ALPHA ARCHITECT ETF TRUST, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPHA ARCHITECT ETF TRUST	U.S. BANK, N.A.

By: /s/ Patrick Cleary	By: /s/ Michael L. Ceccato

Name: Patrick Cleary	Name: Michael L. Ceccato

Title: Chief Compliance Officer	Title: Vice President

Amended Exhibit B to the
Alpha Architect ETF Trust Custody Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series
ValueShares U.S. Quantitative Value ETF
ValueShares International Quantitative Value ETF
MomentumShares U.S. Quantitative Momentum ETF
MomentumShares International Quantitative Momentum ETF Alpha Architect Value Momentum Trend ETF